Exhibit 99.1

SeaBright Insurance Holdings, Inc.	Contact:
1501 4th Avenue	SeaBright Insurance Holdings, Inc.
Suite 2600	John Pasqualetto
Seattle, WA 98101	Chief Executive Officer
206-269-8500
investor@sbic.com
SeaBright Insurance Holdings Announces Passing
of Chief Financial Officer Joseph S. De Vita
Seattle, WA — April 21, 2008 — SeaBright Insurance Holdings, Inc. (SeaBright) (Nasdaq: SEAB) announced that Joseph S. De Vita, senior vice president and chief financial officer, passed away unexpectedly on Sunday, April 20, 2008. Mr. De Vita was 66 years old.
“We have lost a tremendous friend and colleague,” noted John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer. “Having worked side-by-side with Joe for more than 20 years, I had the privilege of having access to and spending quality time with one of the brightest and most talented individuals in our industry. Joe served as a mentor to many within the SeaBright organization and is credited with developing the infrastructure and controls for our finance and accounting departments, successfully driving these activities since our IPO in 2005. Joe will be greatly missed and our heartfelt wishes go out to his family and friends.”
Mr. De Vita is survived by his wife, Christina; his 4 children and 1 grandson.
Mr. De Vita’s distinguished career in the insurance industry, with an emphasis on finance and accounting, spanned more than 35 years. He began his financial career with PricewaterhouseCoopers. Mr. De Vita held a BA degree in Accounting from St. Joseph’s University, an MBA in Finance from Drexel University, and was a member of the AICPA.
SeaBright has begun the process of selecting a new chief financial officer. No timetable for naming a suitable replacement for Mr. De Vita has been set. Until a successor is appointed, Mr. De Vita’s able team will assume his duties under the direction of M. Philip Romney, vice president of finance and principal accounting officer.

About SeaBright Insurance Holdings, Inc.
SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.
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